U.S. Aerospace, Inc. Divests Unprofitable Non-Aerospace Business Unit

David Duquette Resigns as Director and CEO

LOS ANGELES--(BUSINESS WIRE)--U.S. Aerospace, Inc. (OTCBB: USAE), a U.S. aerospace and defense contractor, announced that it has divested the Company’s machine tool manufacturing business unit, New Century Remanufacturing, Inc. (NCR).  David Duquette and Josef Czikmantori will remain with NCR, and have resigned all positions with the Company.

“The divesture of this unprofitable business unit is the next step in the transformation of U.S. Aerospace, Inc. into a modern aerospace defense firm, whose growth will be fueled by exploiting our own advanced engineering abilities as well as the manufacturing capabilities and cost advantages of our international partners,” commented Randall D. Humphreys, Director and member of the Company’s Audit Committee.  “Subject to contingencies we anticipate booking an estimated gain of over $1 million this quarter as a result of the sale, and more importantly will eliminate any drain on our financial resources and senior management’s focus on growing our aerospace business.”

Duquette has resigned as CEO of U.S. Aerospace, Inc. and as a member on the Board of Directors.  Czikmantori has resigned as Secretary of the Company; he had previously resigned from the Board.  “We thank Messrs. Duquette and Czikmantori for their service, and wish them the best of luck with NCR,” said Humphreys.

About U.S. Aerospace, Inc.

U.S. Aerospace, Inc. is a publicly-traded aerospace and defense contractor based in Southern California. The Company is an emerging world-class supplier on projects for the Lockheed Martin Corporation (NYSE: LMT - News), L-3 Communications Holdings, Inc. (NYSE: LLL - News), the Middle River Aircraft Systems subsidiary of General Electric Company (NYSE: GE - News), and other aerospace companies, commercial aircraft manufacturers and prime defense contractors. The Company supplies aircraft assemblies, structural components and highly-engineered, precision-machined details for commercial and military aircraft.  The Company has offices and production facilities in Rancho Cucamonga, California.

For further information please visit the Company’s website at http://www.USAerospace.com.

Forward Looking Statements

Except for statements of historical fact, the matters discussed above are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company's control, may cause actual results to differ materially from stated expectations. These risk factors include, among others, dependence on its key suppliers and international partners, limited capital resources, intense competition, government regulation, complications and risks related to bidding on government contracts, and difficulty in aerospace product and parts manufacturing; as well as additional risks factors discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.  Except as required by law, the Company undertakes no obligation to update any information.

CONTACT:
U.S. Aerospace, Inc.
Media and Investor Relations
1-386-409-0200